Exhibit 99.1

Corporate Contact:

Sylvia Wheeler

Executive Director, Corporate Communications

Affymax, Inc.

650-812-8861

AFFYMAX SECURES $60 MILLION ISSUER MANAGED EQUITY FACILITY WITH AZIMUTH OPPORTUNITY, LTD.

PALO ALTO, Calif., September 25, 2009 — Affymax, Inc. (Nasdaq: AFFY) today announced that it has obtained an issuer managed equity facility under which it may sell up to $60 million of its registered common stock to Azimuth Opportunity, Ltd.  Affymax is not obligated to utilize any of the facility, which has a term of 24 months.

“While our cash position is sufficient to allow us to complete the Phase 3 clinical trial program for Hematide, this equity facility provides prudent financing flexibility as we begin preparation for potential commercial launch of Hematide in the renal anemia market,” said Paul Cleveland, executive vice president and chief financial officer of Affymax.

From time to time over the term of the Purchase Agreement, and at Affymax’s sole discretion, Affymax may present, subject to certain conditions, Azimuth with draw down notices requiring Azimuth to purchase a specified dollar amount of shares of its common stock, based on a pre-negotiated discount to the volume weighted average price over a preceding period of trading days.

About Hematide

Hematide is a novel synthetic, PEGylated peptidic compound that binds to and activates the erythropoietin receptor and thus acts as an erythropoiesis stimulating agent (ESA).

Affymax and Takeda Pharmaceutical Company Limited are collaborating on the development of Hematide and plan to co-commercialize the product once approved in the United States. Phase 3 clinical trials are being conducted to investigate the potential for Hematide to treat anemia associated with chronic renal failure.

About Affymax, Inc.

Affymax, Inc. is a biopharmaceutical company committed to developing novel drugs to improve the treatment of serious and often life-threatening conditions. For additional information, please visit www.affymax.com.

This release contains forward-looking statements, including statements regarding the Company’s financing plans and any future sale of shares of the Company’s common stock to Azimuth Opportunity, the success of the collaboration, timing, design and results of the Company’s clinical trials and drug development program and the timing and likelihood of the commercialization of Hematide. The Company’s actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties, including risks relating to the continued safety and efficacy of Hematide in clinical development, the potential for once per month dosing and room temperature stability, the cardiovascular event rate in our Phase 3 program, the timing of patient accrual in ongoing and planned clinical studies, regulatory requirements and approvals, research and development efforts, industry and competitive environment, intellectual property rights and disputes and other matters that are described in Affymax’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement in this press release.